Exhibit 99.1

EQRx Resets to Focus on Clinically Differentiated Medicines,

Leveraging $1.3 Billion Cash Position; Reports First Quarter 2023 Financial Results

•	Company to utilize significant scale of capital and team to advance a pipeline of clinically differentiated, high-value therapies
•	Prioritizing development of lerociclib (CDK 4/6 inhibitor); initiated Phase 3 trial in first-line advanced endometrial cancer; enrollment in Phase 2 trial in first- and second-line advanced breast cancer near completion, providing a foundation for future combination development opportunities
•	Seeking commercialization partnerships for aumolertinib (third-generation EGFR inhibitor)
•	Terminating license agreements for sugemalimab (anti-PD-L1 antibody), nofazinlimab (anti-PD-1 antibody) and EQ121 (JAK-1 inhibitor)
•	$1.3 billion in cash, cash equivalents and short-term investments at quarter-end; portfolio decisions and a substantial reduction in workforce expected to drive annualized cash savings of at least $125 million and significantly lower future cash burn
•	EQRx to host conference call and webcast today at 4:30 p.m. ET

CAMBRIDGE, Mass. – May 8, 2023 – EQRx, Inc. (Nasdaq: EQRX), today announced plans to reset its business and reported financial results for the first quarter ended March 31, 2023.

“Going forward, EQRx will leverage its significant scale of capital and team of experienced ‘drug hunters’ towards developing clinically differentiated, high-value medicines,” said Melanie Nallicheri, president and chief executive officer of EQRx. “Lerociclib, with its compelling early clinical data and potential for strong financial return, is an exciting starting point from which to build our pipeline, along with some of our early-stage oncology programs. As part of this business reset, we plan to remove programs from our existing portfolio that are inconsistent with this new vision. Our promising and potentially differentiated early-stage immune-inflammatory programs will be transitioned into a separate entity under EQRx, and we will explore its path as an independent company.”

Ms. Nallicheri continued, “We expect that our go-forward streamlined organization will have a significantly lower cash burn, which, when combined with our current $1.3 billion cash position, opens up degrees of freedom to execute against our new strategy.”

Key pipeline updates:

Lerociclib (cyclin-dependent kinases 4 and 6 (CDK4/6) inhibitor)

•	Initiated a randomized, double-blind, multiregional Phase 3 clinical trial to evaluate lerociclib in combination with letrozole compared to letrozole with placebo for the first-line treatment of advanced/metastatic or recurrent low grade endometrioid endometrial cancer, with the aim to enroll approximately 320 patients worldwide. The primary endpoint is progression-free survival, as based on RECIST v1.1 and assessed by blinded independent central review. The key secondary endpoint is overall survival.

•	A multiregional Phase 2 open-label trial evaluating lerociclib in combination with standard endocrine therapy in first- and second-line hormone receptor positive/human epidermal growth factor receptor 2 negative (HR+/HER2-) advanced breast cancer is ongoing with enrollment near completion. The primary and secondary objectives of the trial are to evaluate the safety and tolerability of lerociclib and to investigate the efficacy of lerociclib in combination with endocrine therapy. EQRx expects data from this trial will provide the foundation for the future development of lerociclib in novel combinations, enabled by its potentially differentiated safety profile.

Aumolertinib (third-generation epidermal growth factor receptor (EGFR) inhibitor)

•	EQRx is seeking commercialization partnerships for aumolertinib outside Greater China.

•	Marketing authorization applications (MAAs) for aumolertinib for use in the treatment of EGFR-mutated non-small cell lung cancer (NSCLC) are under review by both the United Kingdom’s Medicines and Healthcare products Regulatory Agency (MHRA) for a Great Britain (GB) license and the European Medicines Agency (EMA) for a European Union (EU)-wide license.

•	A U.S.-led, randomized, three-arm Phase 3b clinical trial (TREBLE), evaluating the safety and efficacy of aumolertinib in combination with chemotherapy or alone versus osimertinib for the first-line treatment of EGFR-mutated NSCLC, is ongoing.

Sugemalimab (anti-programmed death-ligand 1 (PD-L1) antibody) and Nofazinlimab (anti-programmed cell death protein 1 (PD-1) antibody)

•	EQRx has provided notice to CStone Pharmaceuticals (CStone) of its termination of the license agreement for sugemalimab and nofazinlimab. CStone will regain rights for the research, development and commercialization of sugemalimab and nofazinlimab outside Greater China. The parties are in discussions regarding their respective transition obligations.

EQ121 (Janus kinase (JAK)-1 inhibitor)

•	EQRx has provided notice to Lynk Pharmaceuticals (Lynk) of its termination of the license agreement for EQ121. Lynk will regain rights for the research, development and commercialization of EQ121 outside Greater China.

Early-Stage Pipeline

•	EQRx continues to advance its early-stage research and development (R&D) programs through collaborations with leading drug engineering companies, with a focus on assets with clear potential for market-leading differentiation. Consistent with the portfolio reset, EQRx plans to terminate the development of those that do not have the clear potential for differentiation.

•	EQRx plans to separate its early-stage, potentially differentiated immune-inflammatory (I&I) R&D programs from its oncology business into a new wholly-owned subsidiary and intends to explore its path as an independent company and pursue additional funding options. EQRx will continue to support these programs in the near-term and has allocated approximately $25 million to this effort for the remainder of 2023.

First Quarter 2023 Financial Highlights

•	Cash Position: Cash, cash equivalents and short-term investments totaled $1.3 billion as of March 31, 2023. EQRx anticipates 2023 cash used in operations to be $275 million or less, including non-recurring costs of approximately $45 - $55 million for wind down, termination and exit costs related to the announced portfolio decisions and a decrease in the company’s workforce of approximately 170 positions. EQRx estimates its year-end cash, cash equivalents and short-term investments position will be approximately $1.1 billion.

•	As a result of these actions, EQRx expects to generate annualized cash savings, derived on a 2023 full-year basis, of at least $125 million and to significantly lower future cash burn.

•	Operating Expenses: Total operating expenses for the first quarter of 2023 were $101.8 million, as compared to $85.7 million for the same period in 2022.

o	R&D Expenses: R&D expenses for the first quarter of 2023 were $70.9 million, as compared to $53.4 million for the same period in 2022. This increase was primarily driven by a $13.1 million increase in discovery, preclinical and clinical development costs, a $6.1 million increase in consulting and professional fees primarily related to MAA preparation and inspection readiness associated with the regulatory filing and review processes in Europe, and a $2.1 million increase in employee-related expenses driven by growth in our R&D headcount to support the development of our pipeline, partially offset by a $4.5 million decrease in milestone fees.

o	G&A Expenses: General and administrative expenses for the first quarter of 2023 were $27.3 million, as compared to $32.3 million for the same period in 2022. This decrease was primarily driven by a decrease of $1.9 million in consulting and professional fees, a $1.4 million decrease in information technology, facilities, overhead allocations and other expenses, and a $1.0 million decrease in employee-related expenses.

o	Restructuring Expenses: Restructuring expenses for the first quarter of 2023 were $3.6 million. There were no restructuring expenses in 2022.

•	Net Loss: Net loss totaled $82.6 million for the first quarter of 2023, as compared to a net income of $20.7 million for the same period in 2022, which included $3.8 million and $105.7 million of non-cash gains resulting from the remeasurement of the contingent earnout liability and warrant liabilities recognized upon completion of EQRx’s business combination with CM Life Sciences III Inc. at March 31, 2023, and March 31, 2022, respectively.

Conference Call and Webcast Information

EQRx will host a conference call and webcast today, May 8, 2023, at 4:30 p.m. Eastern Time. A live webcast of the call will be available on the “Investor Relations” page of EQRx’s website at https://investors.eqrx.com/news-events/events-presentations. To access the call by phone, participants should visit this link (registration link) to receive dial-in details. Participants are requested to register at least 15 minutes before the start of the call. The webcast will be made available for replay on EQRx’s website beginning approximately two hours after the event.

About Lerociclib

Lerociclib is a novel, oral, and selective small molecule cyclin-dependent kinases 4 and 6 (CDK4/6) inhibitor, which has been studied clinically in patients with metastatic breast cancer and shown to be highly active with an encouraging tolerability profile in combination with endocrine therapy. Clinical trials of lerociclib, including those sponsored by EQRx, have included more than 400 patients globally. EQRx is currently conducting a multiregional Phase 3 clinical trial (NCT05712941) to evaluate lerociclib in combination with letrozole compared to letrozole with placebo for the first-line treatment of advanced/metastatic or recurrent low grade endometrioid endometrial cancer. In addition, EQRx is conducting a multiregional Phase 2 open-label trial (NCT05085002) evaluating lerociclib in combination with standard endocrine therapy in first- and second-line hormone receptor positive/human epidermal growth factor receptor 2 negative (HR+/HER2-) advanced breast cancer.

About EQRx

EQRx is a biopharmaceutical company committed to developing and commercializing innovative medicines for some of the most prevalent disease areas. To learn more, visit www.eqrx.com and follow us on social media: Twitter: @EQRx_US, LinkedIn.

EQRx™ and Remaking Medicine™ are trademarks of EQRx.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may be identified by the use of words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “design,” “strategy,” “future,” “opportunity,” “continue, “aim,” “goal,” “plan,” “may,” “look forward,” “should,” “will,” “would,” “will be,” “will likely result,” and similar expressions. These forward-looking statements include, but are not limited to, express or implied statements regarding EQRx’s clinical trials, including initiation and enrollment; savings from portfolio reset and reduction in force; EQRx’s ability to leverage its capital and advance a pipeline of therapies; EQRx’s I&I programs and formation of a new subsidiary (including funding thereof); EQRx’s plans for aumolertinib; and EQRx’s cash burn, cash savings, cash runway and 2023 cash used in operations; among others. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the inherent risks in pharmaceutical development, including with respect to the conduct of clinical trials and risk of delays; risks that the results of prior clinical trials may not be predictive of future results or that additional clinical trials become necessary due to changes in standard of care; risks associated with successfully demonstrating the safety and efficacy of its drug candidates and obtaining regulatory approvals; risks associated with EQRx’s ability to otherwise implement its business plans, including risks associated with its growth and commercialization strategies; variations in operating performance across competitors; changes in the competitive and highly regulated industries in which EQRx operates, including laws and regulations affecting EQRx’s business such as the recently enacted Inflation Reduction Act; and other risks associated with its plans to create a new kind of pharmaceutical company, among others. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section in EQRx’s most recent Annual Report on Form 10-K as well as any other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and EQRx assumes no obligation, and does not intend, to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investors and others should note that EQRx communicates with its investors and the public using its website www.eqrx.com, including, but not limited to, EQRx disclosures, investor presentations and FAQs, SEC filings, press releases, public conference call transcripts and webcast transcripts. The information that EQRx posts on its website could be deemed to be material information. As a result, EQRx encourages investors, the media and other interested parties to review the information that EQRx posts there on a regular basis. The contents of EQRx’s website shall not be deemed incorporated by reference in any filing with the SEC.

EQRx, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three months ended
	March 31,
	2023	2022
Operating expenses:
Research and development	$70,933	$53,428
General and administrative	27,277	32,263
Restructuring	3,588	—
Total operating expenses	101,798	85,691
Loss from operations	(101,798)	(85,691)
Other income (expense):
Change in fair value of contingent earn-out liability	1,929	101,774
Change in fair value of warrant liabilities	1,888	3,947
Interest income, net	15,442	182
Other income (expense), net	(12)	514
Total other income, net	19,247	106,417
Net income (loss)	$(82,551)	$20,726
Net income (loss) per share - basic	$(0.17)	$0.04
Net income (loss) per share - diluted	$(0.17)	$0.04
Weighted average common shares outstanding - basic	480,010,594	470,627,083
Weighted average common shares outstanding - diluted	480,010,594	491,792,152

EQRx, Inc.

Selected Condensed Consolidated Balance Sheet Data

(unaudited)

(in thousands)

	March 31,	December 31,
	2023	2022
Cash, cash equivalents and short-term investments	$1,325,942	$1,399,286
Working capital(1)	1,295,094	1,376,170
Total assets	1,383,955	1,455,016
Total stockholders’ equity	1,314,311	1,388,862
Restricted cash	633	633

(1)	Working capital is defined as current assets less current liabilities.

EQRx Contacts:

Media:

Dan Budwick

1AB

dan@1abmedia.com

Investors:

investors@eqrx.com